As filed with the Securities and Exchange Commission on May 16, 1996
                                          Registration No.


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                 UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.
            (Exact name of Registrant as specified in its charter)

      Michigan                                                38-2986640
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                           Identification No.)

                     26500 Northwestern Highway, Suite 400
                          Southfield, Michigan 48076
                                (810) 353-1450
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                    Eugene E. Jennings, Chairman, President
                          and Chief Executive Officer
                          26500 Northwestern Highway
                          Southfield, Michigan 48076
                                (810) 353-1450
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   copy to:

                            Thomas S. Vaughn, Esq.
                              Dykema Gossett PLLC
                            400 Renaissance Center
                               Detroit, MI 48243

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement is declared effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or investment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

                                   Proposed
                                   Maximum
                                  Aggregate            Amount of
  Title of Each Class of           Offering          Registration
Securities to be Registered         Price(1)              Fee
- -------------------------------------------------------------------
Common Stock                     $212,063.68            $100.00
- -------------------------------------------------------------------

(1) Estimated solely for purposes of computing the registration fee. The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MAY 15, 1996

PROSPECTUS

                 UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.

                                 47,789 SHARES

                          COMMON STOCK, NO PAR VALUE


         The 47,789 shares of Common Stock of Universal Standard Medical Laboratories, Inc. (the "Company") offered by this Prospectus are presently outstanding shares that may be sold from time to time in the market or in other transactions by certain shareholders of the Company (the "Selling Shareholders") listed under "Selling Shareholders". See "Selling Shareholders" and "Plan of Distribution". None of the proceeds of these sales will be received by the Company. This offering is not underwritten. The Company's principal executive offices are located at 26500 Northwestern Highway, Suite 400, Southfield, Michigan 48076 (telephone number: (810) 353-1450).

         The Common Stock is traded on the Nasdaq Stock Market's National Market (the "National Market"). The average of the high and low sales prices of the Common Stock on May 13, 1996 on the National Market was $4.44.

         See "Risk Factors" on page 4 for certain information which should be carefully considered before purchasing shares of Common Stock offered hereby.

         The shares of Common Stock offered hereby will be sold at market prices prevailing from time to time or otherwise at prices then obtainable. Expenses relating to this offering, estimated at approximately $16,000, will be paid by the Company.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ---------, 1996

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         FEDERAL LAW PROHIBITS A PHYSICIAN FROM REFERRING MEDICARE- OR MEDICAID-COVERED BUSINESS TO THE COMPANY IF THE PHYSICIAN OR ANY OF THE PHYSICIAN'S IMMEDIATE FAMILY MEMBERS HAVE CERTAIN PROSCRIBED FINANCIAL RELATIONSHIPS WITH THE COMPANY, INCLUDING OWNERSHIP OF ITS COMMON STOCK. ACCORDINGLY, AN INVESTMENT IN THE COMPANY'S COMMON STOCK BY A PHYSICIAN OR ANY OF THE PHYSICIAN'S IMMEDIATE FAMILY MEMBERS IS PROHIBITED IF THE PHYSICIAN IS REFERRING MEDICARE- OR MEDICAID-COVERED BUSINESS TO THE COMPANY.

         FEDERAL LAW REQUIRES THAT ALL PERSONS PURCHASING THE COMMON STOCK OFFERED HEREBY WHO ARE PHYSICIANS OR WHO HAVE PHYSICIANS IN THEIR IMMEDIATE FAMILY MUST REPORT THE PHYSICIAN'S NAME AND PHYSICIAN ID NUMBER TO THE COMPANY PROMPTLY AFTER PURCHASES PURSUANT TO THIS OFFERING.

         No dealer, salesman or other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering described herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.


                            ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the
Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. In addition, copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

         This Prospectus is a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information included in such Registration Statement. The Registration Statement may be inspected by anyone at the office of the Commission without charge, and copies of all or any part of it may be obtained upon payment of the Commission's charge for copying. For further information about the Company and its securities, reference is hereby made to such Registration Statement, and to the exhibits and financial schedules filed as part thereof or otherwise incorporated herein. Each summary herein of additional information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such information or exhibit.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents (and the amendments thereto) filed by the Company with the Commission are hereby incorporated by reference and made a part hereof:

         (a) The description of the Company's Common Stock included in the Registration Statement on Form S-1 (No. 33-49092) (incorporated by reference into the Company's Exchange Act Registration Statement on Form 8-A, filed on July 10, 1992);

         (b)     Annual Report on Form 10-K for the year ended December 31,
                 1995;

         (c) Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1996; and

         (d) Current Reports on Form 8-K filed January 4, 1996 and January 16, 1996.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this

Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         To the extent the foregoing documents are incorporated by reference herein, copies may be obtained without charge (other than for exhibits to such documents) upon written request directed to: Shareholder Relations, 26500 Northwestern Highway, Suite 400, Southfield, Michigan 48076 (telephone number: (810) 353-1450).


                                 RISK FACTORS

Recent Profit Declines; Variability of Operating Results

         The Company's level of profitability has declined in recent periods. The Company reported a net loss for 1994 of $2.1 million, including an extraordinary item of approximately $0.2 million and restructuring and special charge of approximately $2.9 million, net of taxes. The Company reported a net loss of $1.0 million for 1995, including an accounts receivable adjustment of $1.1 million, net of taxes, recognized in the third quarter of 1995. These declines in profitability are believed to be principally due to recent changes in the health care industry, including those described in "Risk Factors - Changes in the Health Care Industry".

         The Company has implemented, and intends to continue to implement, programs intended to reduce and contain its costs, including consolidation of facilities, termination of long-term consulting and employment contracts and severance of employees. There can be no assurance that the Company will be successful in its cost containment efforts or that increases in operating costs and decreases in reimbursement levels will not offset any benefits derived from these efforts. In addition, cost reduction efforts such as those initiated by the Company, by their nature, result in a reduction of customer service to customers in general, with greater impact on customers in certain outlying geographic markets. As a result of these reductions in service, the Company may experience increased customer attrition, especially in its outlying geographic markets. During the quarter ended March 31, 1996, the Company reported a net loss of $320,000, principally due to the reduction in its testing facilities as a result of its cost reduction efforts. Although the Company will attempt to reduce the negative impact on revenues and profitability from its cost reduction efforts, there can be no assurance that it will be successful in such efforts.

Tax Indemnification Liability

         In connection with the acquisition of the business of the Company's predecessor, MML, Inc. (the "Predecessor"), in 1991, the Company agreed to indemnify the Predecessor and its shareholders (including certain officers, directors and shareholders of the Company) under certain circumstances for federal and state income tax liabilities arising from such acquisition, as well as federal and state income tax liabilities arising from such indemnification, including tax deficiencies that would arise if the acquisition was not treated as a tax-free transaction. The Predecessor and its shareholders have received notices of deficiency, dated July 13, 1995, from the Internal Revenue Service ("IRS"). The IRS deficiency assessments relating to the acquisition total approximately $4.9 million, excluding interest and penalties, if assessed. In October 1995, the Company (pursuant to its rights under the related acquisition agreement) filed petitions with the United States Tax Court contesting the deficiency. The Company believes that the acquisition has been treated properly for federal income tax purposes and intends to vigorously defend its position. However, there can be no assurance that the Company will resolve the Predecessor's dispute with the IRS in a manner favorable to the Company. The failure to resolve the Predecessor's dispute with the IRS in a manner favorable to the Company would result in a current period charge to earnings and would have a material adverse effect on the business, financial condition, including working capital, and results of operations of the Company. While management believes its indemnification liability, if any, will not be material to the Company, the ultimate effect, if any, can not be determined at this time. The foregoing statement may be a "forward looking statement" within the meaning of the Securities Exchange Act of 1934. The outcome of the Predecessor's dispute with the IRS involves a number of uncertainties, including those inherent in interpreting and applying the Internal Revenue Code to actual transactions, those relating to the valuation of the Predecessor and those inherent in pursuing any legal action of the type instituted by the Company. The Company has not accrued a liability relating to the deficiency assessments.

Changes in the Health Care Industry

         The Company believes that the health care industry is experiencing a period of dramatic and rapid change. Many of these changes have negatively affected the Company's operations and may continue to negatively affect the Company in the future.

         Beginning August 1, 1993, third-party payors (such as Medicare, Medicaid and insurance companies) have significantly reduced the amounts they pay for laboratory-related services, such as those furnished by the Company, which has negatively affected the Company's fee-for-service revenue and overall profitability. Further significant changes in reimbursement policies are under consideration from time to time and such changes, if instituted, could further negatively affect the Company's fee-for-service revenue and overall profitability by reducing amounts received for the Company's services, increasing testing costs and increasing collection costs and bad debt expenses.

         The Company's fee-for-service revenues have also been negatively affected by changes in payor and test mixes being experienced by the Company and the clinical laboratory industry generally. These changes result from a variety of factors, including the shift from traditional fee-for-service to discounted or managed care arrangements and changes in the level and nature of tests ordered.

         Increasing numbers of patients, including Medicaid and Medicare recipients, are participating in managed health care delivery systems such as health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs"), employer-, employer group-, union- and government-sponsored programs and various managed health care organizations. These organizations often contract with one or a limited number of laboratories to provide all laboratory services for their members at significantly discounted rates or fixed rates for each person covered by such contracts ("capitated rates"), rather than fees for each service performed. While this change creates new opportunities for the Company's Managed Care Programs, its fee-for-service revenues are being negatively affected. In addition, such change is causing the Company to become increasingly dependent on contracts with a few large managed care organizations. Beginning January 1, 1995, Blue Cross/Blue Shield of Michigan implemented a new PPO in which the Company is not currently a participating provider. Two HMOs informed the Company during 1994 that they will use their affiliated hospitals to perform laboratory testing. The exclusion of the Company from such programs negatively affects fee-for-service revenues directly, through the loss of revenues from persons covered by such contracts, and indirectly, through a reduction in referrals of patients not covered by such contracts to the Company by physicians participating in such programs.

         The Company, principally through its Managed Care Programs, has and will in the future actively seek contracts with these large organizations. See "Risk Factors - Dependence on Managed Care Programs, Subcontractors and Key Customers". However, there can be no assurance that the Company will be successful in those efforts. If it is not successful, the Company could face a significantly smaller market for its fee-for-service business, and if it is successful, it could receive significantly lower fees for the services it performs.

Limitations on Medicare and Medicaid Reimbursement; Possible Slowdowns in Third Party Payments

         Medicare and Medicaid reimbursement accounts for a significant portion of the Company's net revenues. Government reimbursement to the clinical laboratory industry has been the subject of heightened legislative and regulatory scrutiny in recent years, including periodic compliance reviews and adjustments to reimbursement levels. Medicare and Medicaid reimbursement for services provided by clinical laboratories was reduced several times in recent years from previously authorized levels. Further changes in Medicare and Medicaid reimbursement policies are under consideration and such changes, if instituted, could negatively affect the Company's fee-for-service revenue and overall profitability. Medicare and Medicaid reimbursement programs contain various restrictions on prices that can be charged by laboratories. For most of the tests performed for Medicare beneficiaries or Medicaid recipients, laboratories are required to bill Medicare or Medicaid directly and, for all such tests, to accept Medicare or Medicaid approved amounts as payment in full. In addition, Medicaid programs are prohibited from paying more than the Medicare fee schedule amount for testing Medicaid recipients. Future changes in Federal, state or local regulation (or in the interpretation of current regulations) affecting government reimbursement for laboratory-testing or taxation could have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations. In addition, the Company's liquidity may be affected by how promptly the Company is reimbursed by Medicare, Medicaid and other third-party payors. The Company from time to time has experienced a slowdown in payments from third-party payors. Delays in payments by third-party payors could have an adverse effect on the Company's business, financial condition, including working capital, and results of operations.

Dependence on Managed Care Programs

         The Company's Managed Care Programs represented 27.6% of the Company's net revenues for the year ended December 31, 1995. Under the Managed Care Programs, for a fixed payment, the Company is the designated provider of substantially all specialty medical services covered by the program that are ordered by a Covered Person's physician of choice, including non-hospital clinical laboratory tests, in the case of the Company's laboratory programs; durable medical equipment, respiratory therapy and orthotic and prosthetic appliances (devices supporting joints or muscles or artificially replacing body parts), in the case of the Company's home medical services ("HMS") programs; and diagnostic imaging services, in the case of the Company's future imaging programs. Therefore, the Company's revenues under these programs are fixed and its costs depend on the extent to which its services are used by Covered Persons. A "Covered Person" is a person who is entitled to benefits under a specific Managed Care Program contract. There can be no assurance that higher than anticipated utilization rates over an extended period of time will not cause the expenses associated with the Managed Care Programs to exceed net revenues, which would have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations. The fixed payments established by the Company generally are guaranteed by the Company for multi-year terms, while the contracts governing the Managed Care Programs are generally renewable on an annual basis and are terminable upon 30 or 60 days' written notice by the customer. Some of the Managed Care Programs are not evidenced by formal written agreements. There can be no assurance that the Company will not lose a significant Managed Care Program, which could have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations.

Dependence on Managed Care Subcontractors

         Under the Company's Managed Care Programs, in markets not serviced by the Company's laboratories (principally markets outside of Michigan), the Company generally subcontracts, on a discounted fee-for-service basis, with other clinical laboratories, principally Laboratory Corporation of America ("LCA") and, to a lesser extent, SmithKline Beecham Clinical Laboratories, Inc. ("SmithKline"), to provide laboratory services to

Covered Persons located in those markets. The Company's subcontracts with LCA are generally terminable on short notice. In the event that LCA terminates these subcontracts or is unable or unwilling to perform its services under these subcontracts, the Company would be required to locate another national clinical laboratory or a group of smaller laboratories throughout the country to provide such services on short notice and, potentially, at a significantly greater cost. While the Company believes it could replace LCA's services without a significant increase in cost, there can be no assurance to that effect. The foregoing statement may be a "forward looking statement" within the meaning of the Securities Exchange Act of 1934. The ability of the Company to replace LCA's services without a significant increase in cost is subject to a number of uncertainties, including the level of interest of another national laboratory in providing services to the Company and the willingness of the Company's customers to accept services from another laboratory or group of laboratories. As a result, the termination by LCA of these subcontracts could have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations. Because the Company does not have long-term agreements with LCA, it may be subject to increases in LCA's prices to provide services under these agreements, which may adversely affect the Company's profit margins. Similarly, under the Company's HMS and diagnostic imaging Managed Care Programs, all services are subcontracted to third parties. While these subcontractors will generally receive a capitated rate under the program, if a subcontractor did not or was not able to provide services, the Company would be obligated to locate other providers to do so, potentially at a significantly greater cost. In addition, the Company is required to indemnify Ford Motor Company ("Ford") for any expenses incurred by Ford in replacing the HMS Program in the event that Ford cancels such program due to the Company's or any of its subcontractors' non-performance. While the subcontractors under the HMS Program have indemnified the Company for liability arising from their non-performance, there can be no assurance that these subcontractors will be able to satisfy such indemnification liability or that the Company will not have liability to Ford in a situation where the subcontractors' indemnification is not applicable. The success of the HMS Program is currently dependent on the continued participation of Ivonyx, Inc., Apria Healthcare, Inc. and Becker Orthopedic Appliance Company. The subcontracts generally run for the term of the Ford HMS Program contract and cannot be terminated earlier by the subcontractor without substantial penalty. The refusal of one of these subcontractors to participate in future HMS Programs could have a material adverse effect on the Company's ability to offer these programs and on the Company's costs of providing these programs.

Dependence on Key Managed Care Customers

         Although many of the Company's new Managed Care Programs are with groups not affiliated with the automobile industry, during 1995 a majority of the Company's Managed Care Program revenues were from contracts with companies and unions affiliated with the automobile industry. A decrease in the number of employees and retirees under these programs, downsizing in the automobile industry or an adverse change in the Company's relationships with the employers and unions with whom it has Managed Care Programs could have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations. In addition, during 1995 revenues from Managed Care Programs with two of the Company's automobile industry-related customers accounted for approximately 57% of the Company's Managed Care Program revenues. The loss of either of these customers could have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations. In addition, because of the relatively small costs of the services provided by the Company in its Managed Care Programs (relative to total health care costs), the market for the Company's Managed Care Programs is limited to sponsors of significant size who are willing to administer the health care services offered by the Company separately from their other health care benefits.

Competition

         The clinical laboratory industry is characterized by intense competition. The Company may face competition with regard to its fee-for-service and Managed Care Programs from other clinical laboratories, insurance companies, HMOs, PPOs, third-party administrators and managed care organizations. The Company also faces increasing competition from hospitals, particularly those which control HMOs, PPOs or other managed care organizations.

         The Company competes for fee-for-service business primarily on the basis of the quality of its testing, specimen collection, reporting and information services, its reputation in the medical community, the introduction of new testing procedures and its ability to perform virtually
all clinical laboratory tests in-house.    Under federal and Michigan law,
physicians are prohibited from marking-up the cost of third-party laboratory tests. Accordingly, the Company competes for fee-for-service business primarily on the basis of quality and service, with a particular emphasis on rapid reporting of test results and responsiveness to customer requests. Some of the independent laboratories which compete with the Company have a national presence and have substantially greater financial resources than the Company. The Company must also maintain competitive pricing for both its fee-for-service and Managed Care Programs.

         With respect to its Managed Care Programs, the Company competes on the basis of price, service and its experience in providing this type of health care program. The Company believes its experience, reputation and long-standing relationships offer it a competitive advantage with respect to maintaining its existing Managed Care Programs and establishing new Managed Care Programs. However, the Company is experiencing increased competition with regard to its Managed Care Programs from other clinical laboratories, insurance companies, HMOs, PPOs, third-party administrators and other managed care organizations which offer similar programs. In particular, the Company is facing aggressive pricing of these programs by its principal competitors.

         There can be no assurance that competition in existing or new markets will not have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations. Changes in the regulatory environment in which the Company operates could also affect the basis for competition in the clinical laboratory industry and could thereby have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations.

Possible Adverse Effects of Government Regulation

         The Company is subject to licensing and certification requirements and other regulation under Federal, state and local laws relating to clinical laboratory conditions and operations, protection of the environment and public safety, handling and disposal practices for wastes and special materials, and worker safety and health. The Company also must comply with various Federal and state laws, regulations and restrictions governing its Managed Care Programs, business practices such as referrals from health care providers, and reimbursement for services under Medicare and Medicaid. The Company must also comply with restrictions imposed by insurance companies and other third-party payors. The Company's third-party payors, including Medicare and Medicaid, from time to time conduct audits and reviews of the Company's activities to determine compliance with these laws, regulations and restrictions. In recent years, these third-party and governmental payors have significantly expanded their efforts to detect instances of
non-compliance and related enforcement activities.    The Company has from
time to time experienced compliance reviews, including reviews of its billing practices, by its third-party payors and, from time to time, has been required to return monies paid to it by such payors. The Company has not yet received final determination notices or decision letters relating to compliance reviews conducted by two of its largest third-party payors. Failure to comply with these laws, regulations or restrictions could result in the imposition of significant fines, civil and criminal penalties, third-party liability, exclusion from Medicare and Medicaid, and loss of licenses and approvals necessary for the Company to conduct its business operations, any of which could have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations. The Company is also subject to the requirements of a federal law (the "Stark Law") that prohibits the Company from receiving referrals of business from physicians if the physician or his or her immediate family members have a financial relationship with the Company. This law also requires the Company to make periodic reports on any financial relationships the Company has with any physicians or immediate family members of physicians. Although the Company endeavors to comply with all laws, regulations, restrictions and other legal requirements applicable to its operations, there can be no assurance that applicable statutes and regulations, including the prohibitions and reporting requirements of the Stark Law, might not be interpreted by a regulatory or judicial authority in a manner that would adversely affect the Company's operating results or that any new governmental requirements will not have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations.

         Several health care reforms have been proposed both at the federal and state levels, including controls on health care spending, price controls and fundamental changes in the health care delivery system. While the Company cannot predict whether any of these proposals will become law, changes in the level of support by federal and state governments of health care services, the methods by which such services may be delivered and the prices which may be charged for such services may all have a material adverse impact on the Company's business, financial condition, including working capital, and results of operations. A national health care delivery system could eliminate the need for the Company's Managed Care Programs. In addition, even consideration of reform proposals can have an adverse effect on the Company's Managed Care Programs because the Company believes health care plan sponsors are less willing to consider changes in their plans when they think the government will mandate the types of benefits that must be provided or the method of delivery of benefits. The Company cannot predict which, if any, health care reform proposals will be adopted or, if adopted, their effect on the Company's business.

Risks Associated with Acquisitions

         The Company's expansion strategy includes possible acquisitions, including joint ventures. Competition in the clinical laboratory industry for acquisition candidates can be intense, and there can be no assurance that candidates will continue to be available to the Company on favorable terms or at all. The purchase consideration for these acquisitions may be cash, equity or debt securities or a combination of the foregoing. A portion of the total purchase price may be contingent or adjustable based upon the achievement of certain post-acquisition financial targets. The Company's ability to complete acquisitions is dependent upon its ability to obtain satisfactory financing. Financing for acquisitions may be obtained from the seller or from a financial institution or other lender. Additional borrowings require the consent of the Company's principal bank lender and may be secured or unsecured. There can be no assurance that the bank will permit acquisition borrowings or that the Company's future financial performance will permit it to obtain financing for acquisitions. The Company's ability to consummate additional acquisitions of other clinical laboratories will be limited by available acquisition opportunities, the Company's financial resources and operation limitations. In addition, there can be no assurance that the Company will be able to profitably integrate any acquired company into the Company's operations.

Increased Levels of Cash Flow Required

         The Company has experienced reduced levels of operating cash flows in recent months due to decreases in its fee-for-service revenues. The Company needs increased levels of cash in future periods to meet its anticipated cash needs. The Company is attempting to generate additional cash through increased collections of unbilled and billed accounts receivable, principally by developing and implementing new computer programs to improve the efficiency of the Company's collection process. The foregoing statement may be a "forward looking statement" within the meaning of the Securities Exchange Act of 1934. The Company's ability to generate increased levels of operating cash flow involves a number of uncertainties. For example, any such increases in operating cash flow generated from improvements in the collection process may be more than offset by decreases in revenues, particularly if third-party reimbursement levels continue to decrease or the Company continues to experience declines in accessions or fee-for-service revenue per accession. In addition, the Company may not be able to develop and implement the new computer programs needed to improve the efficiency of the Company's collection process in a timely fashion or at all. In the event that the Company is not able to generate increased levels of operating cash flow as anticipated, the Company may need to seek additional financing to meet its operating cash needs.

Seasonal Fluctuations in Operating Results

         The volume of tests performed by the Company tends to decrease during the summer months, year-end holiday periods and periods of inclement weather. Although these seasonal effects are partially offset by the Company's Managed Care Programs, which provide monthly revenues based upon capitated rates rather than based upon testing volume, these seasonal decreases in testing volume tend to reduce net revenue and net income for the third and fourth quarters each year. As a result, comparisons of the results of successive quarters may not accurately reflect trends or results for the full year.

Dependence Upon Senior Management and Key Laboratory Personnel

         The Company's future success depends upon the continued services of certain members of its senior management. The Company's operations also depend upon its ability to recruit and retain skilled laboratory professionals. Competition among clinical laboratories for qualified personnel is intense. The loss of the services of certain members of senior management for any reason or the inability to attract and retain skilled laboratory personnel may have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations.

Restrictions on Cash Distributions From Managed Care Subsidiaries

         The Company conducts its Managed Care Programs through subsidiaries ("Managed Care Subsidiaries") which are required to be licensed in certain states, including the state of Michigan, and must comply with applicable state regulations as a condition to continued licensure. Such regulations include requirements relating to maintaining minimum levels of net worth, working capital and cash reserves and limitations on distributions by the Managed Care Subsidiaries to the Company. If, in the future, the Company were not able to transfer adequate levels of cash from its Managed Care Subsidiaries, it is possible that the Company would not have sufficient cash available to fund its working capital needs and debt service requirements.

Litigation and Limits of Liability Insurance Coverage

         The Company may be subject to legal actions arising out of the performance of its laboratory testing services. Damages assessed in connection with, and the cost of defending, any legal actions could be substantial. The Company currently maintains professional liability insurance and customary liability insurance coverage in types and amounts that management believes are adequate in view of the risks associated with the Company's operations. There can be no assurance that this coverage will be sufficient. Furthermore, there can be no assurance that the Company will be able to maintain this coverage at an acceptable cost, or that the Company will have other resources sufficient to satisfy any liability or litigation expenses that may result from any uninsured or underinsured claims.

Control by Existing Shareholders

         The Company's directors, executive officers and their affiliates in the aggregate beneficially own a majority of the outstanding shares of Common Stock. As a result, these shareholders as a group are able to determine the outcome of corporate actions requiring shareholder approval, including the election of directors, and otherwise control the business of the Company.

Shares Eligible for Sale

         Over one-half of the outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. Substantially all of these restricted shares have been registered on behalf of the holders of such shares and may be sold without limitation. Sales of these restricted shares could have an adverse effect on the market price of the Common stock.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby.

                             PLAN OF DISTRIBUTION

         The Selling Shareholders have advised the Company that they may from time to time offer and sell the shares of Common Stock offered hereby on the National Market or otherwise at market prices then prevailing or at prices and upon terms then obtainable. Sales may be made in ordinary brokerage transactions, in block transactions, in privately negotiated transactions or otherwise. The Company will not receive any of the proceeds of the sales. The Company will bear the costs of the offering, including those incurred by the Selling Shareholders, except that the Selling Shareholders will pay all applicable broker-dealer fees and charges.

                             SELLING SHAREHOLDERS

         General. There are 47,789 shares of Common Stock (approximately less than 1% of the outstanding Common Stock) being offered by this Prospectus.
                                                              Number of
                                                            Shares Owned
                                            Number of       Assuming All
                                Number       Shares         Shares Being
                              of Shares       Being          Registered
Selling Shareholder             Owned       Registered        Are Sold
- -------------------           ---------     ----------      ------------
Mark Lauhoff...............    17,161        17,161             -0-
Todd Overholser............     2,744         2,744             -0-
Kenneth Phillips...........    19,583        13,219            6,364
Labib Shamiyeh.............    26,393        10,000           16,393
Dennis Vanlerberghe........    12,292         4,665            7,627

         Each of the five individuals who are Selling Shareholders (the "Salesmen"), was a part-time sales employee of the Company until November 1993, when each agreed to terminate employment and sell a customer list to the Company in exchange for future contingent payments. In 1994, Mr. Lauhoff was reemployed as a part-time sales person. In September 1995, each of the Salesmen agreed to accept shares of Common Stock from the Company in lieu of any remaining cash payments and the Company agreed to register such shares with the Commission and to pay the expenses associated therewith.
The Salesmen are referred to collectively herein as the "Selling
Shareholders".

         The 47,789 shares being offered by this Prospectus were issued on behalf of the Selling Shareholders into escrow. The agreements between the Company and the Salesmen provide for a fixed value of shares of Common Stock to be released from the escrow to each of the Salesmen in three installments during the nine months following the closing of such agreements, with the number of shares in any such installment to be determined based upon the average closing price during the period preceding the release date. The first two of these installments resulted in a total of 78,176 shares being released from escrow to the Selling Shareholders. Because the number of shares to be released from escrow as the third installment under such agreements is a function of the Company's stock price, the total number of shares available for sale under this Registration Statement by the Selling Shareholders at any time may be less than 47,789 shares.

                                 LEGAL MATTERS

         The validity under Michigan law of the authorization and issuance of the shares offered hereby will be passed upon for the Company by Dykema Gossett PLLC, Detroit, Michigan.

                                    EXPERTS

         The audited consolidated financial statements and schedule as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated by reference in this Prospectus have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, which report appears in the Form 10-K and is given upon their authority as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following statement sets forth the estimated amounts of expenses, all of which will be borne by the Company in connection with the distribution of the Common Stock offered hereby:

         Securities and Exchange Commission Registration Fee ....$      100
         Accounting Fees and Expenses ...........................*    5,000
         Legal Fees and Expenses ................................*   10,000
         Miscellaneous Expenses .................................$      900

         Total Expenses .........................................$   16,000


         * Estimated.

Item 15.  Indemnification of Directors and Officers

         The Company is organized under the Michigan Business Corporation Act (the "MBCA") which, in general, empowers Michigan corporations to indemnify a person who is a party or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (other than actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or of another enterprise at such corporation's request, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, in the case of a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

         The MBCA also empowers Michigan corporations to provide similar indemnity against amounts paid in settlement and expenses actually and reasonably incurred by such a person in actions or suits by or in the right of the corporation except in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, unless and only to the extent that a court determines that, despite the adjudication of the liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity.

         The Company's bylaws generally require the Company to indemnify its directors and officers to the fullest extent permissible under Michigan law, require the advancement and reimbursement of expenses under certain circumstances and establish a procedure for determination of when indemnification is proper.

         The MBCA permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. The Company's Articles of Incorporation, which limit liability to the maximum extent permitted by law, provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, the MBCA and the Articles of Incorporation do not eliminate or limit the liability of a director for any of the following: (i) a breach of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) declaration of a unlawful dividend, stock purchase or redemption;
(iv) a transaction from which the director derives an improper personal benefit; and (v) an act or omission occurring prior to the date when the provision becomes effective. As a result of the inclusion of such a provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

         Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses and liabilities incurred in connection with the defense of certain claims, actions, suits or proceedings which may be brought against them by reason of being or having been directors or officers. In addition, a certain stockholders agreement and registration rights agreement to which the Company is a party provide that the Company will indemnify, to the extent permitted by law, each holder of "registrable securities" (as defined in such agreements), and their officers, directors and controlling persons, against all losses, claims damages, liabilities and expenses caused by misstatements or omissions in any registration statement, prospectus or preliminary prospectus, except insofar as such misstatements are caused by or contained in information furnished to the Company by such holders.

Item 16.  Exhibits

         A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 17.  Undertakings

         1. Except to the extent that the information is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and incorporated by reference into this registration statement, the undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 and
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         2. The undersigned registrant hereby undertakes: (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (c) to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

         3. The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan on the 14th day of May, 1996.

                                      UNIVERSAL STANDARD MEDICAL
                                        LABORATORIES, INC.

                                  By:  /S/ Eugene E. Jennings
                                       ----------------------------
                                       Eugene E. Jennings, Chairman,
                                       President and Chief Executive
                                       Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 16, 1996.


           Signature


/S/ Eugene E. Jennings
- --------------------------------
Eugene E. Jennings
Chairman of the Board, President,
 Chief Executive Officer and
 Director (Principal Executive
 Officer)


              *
- -------------------------------
Alan S. Ker
Vice President-Finance and
 Chief Financial Officer
 (Principal Financial
 and Accounting Officer)


               *
- -------------------------------
Eduardo B. Bohorquez
Director


               *
- ------------------------------
Anthony A. Bonelli
Director



- ------------------------------
Robert P. DeCresce
Director


               *
- ------------------------------
Thomas R. Donahue
Director






               *
- ------------------------------
Thomas W. Gorman
Director


               *
- ------------------------------
P. Thomas Hirsch
Director


               *
- ------------------------------
Nicholas Peters
Director


               *
- ------------------------------
Joseph J. Vadapalas
Director



               *
- ------------------------------
John T. Watkins
Director


* By: /S/ Eugene E. Jennings
      ------------------------
      Eugene E. Jennings
      Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit No.              Description of Exhibits No.

 5.1                     Opinion of Dykema Gossett PLLC.

23.1                     Consent of Coopers & Lybrand L.L.P.

23.2                     Consent of Dykema Gossett PLLC (included in
                         Exhibit 5.1).

24.1                     Power of Attorney of Eduardo B. Bohorquez.

24.2                     Power of Attorney of Anthony A. Bonelli.

24.4                     Power of Attorney of Thomas R. Donahue.

24.5                     Power of Attorney of Thomas W. Gorman.

24.6                     Power of Attorney of P. Thomas Hirsch.

24.7                     Power of Attorney of Nicholas Peters.

24.8                     Power of Attorney of Joseph J. Vadapalas.

24.9                     Power of Attorney of John T. Watkins

24.10                    Power of Attorney of Alan S. Ker.